EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	CIGNA HealthCare Amy Turkington 860.226.3489	NationsHealth Glenn M. Parker, MD Chief Executive Officer, NationsHealth, Inc. 954.903.5000 Pat Garrison (Media) Rx Communications Group, Inc. 917.322.2567

CIGNA HealthCare and NationsHealth Team to
Offer Medicare Part D Plans

     Bloomfield, CT and Sunrise, FL – May 9, 2005 – CIGNA HealthCare and NationsHealth, Inc. today announced they have formed a strategic alliance to jointly deliver national Medicare Part D prescription drug plans. The companies said the alliance will combine NationsHealth’s experience in distribution and service to the Medicare population with CIGNA HealthCare’s industry-leading pharmacy product portfolio and clinical management programs, resulting in a nationwide offering for Medicare-eligible individuals.

     “We are creating our Part D plans to be easy to use and easy to understand so that enrollees can get the most value from their new prescription drug coverage,” said Michael Ferris, president of CIGNA HealthCare’s senior segment. “Responsive customer service that gives beneficiaries quick and reliable answers to questions and helps them use their new benefits is a key part of the value our plans will provide. NationsHealth has extensive experience in administering Medicare benefits, a reputation for service excellence, and is already well-known to millions of Medicare beneficiaries who use their services today. Through this alliance, we will offer Part D plans that we believe will be very competitive in the marketplace.”

     “Our alliance with CIGNA HealthCare supports NationsHealth’s goal of making cost-effective health care more widely available to our nation’s Medicare population — in this case, through a much-needed Medicare prescription drug benefit,” said Glenn M. Parker, MD, chief executive officer of NationsHealth, Inc. “CIGNA HealthCare’s position as a premier national health benefits company, combined with NationsHealth’s expertise in enrolling and servicing more than two million seniors in its prescription card programs, positions the alliance for success and creates a powerful platform to grow our membership. Perhaps even more importantly, the CIGNA-NationsHealth alliance will dramatically enhance Medicare beneficiaries’ ability to understand and access their new benefits under Medicare Part D.”

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     CIGNA HealthCare earlier this year applied to become a national Medicare Part D prescription drug plan provider. According to the timeline established by the federal Centers for Medicare & Medicaid Services (CMS) for implementing the Medicare Part D program, contracts are expected to be awarded to qualified plans in September. Medicare beneficiaries will begin selecting their pharmacy plans in the fall of 2005 and the program will take effect in January of 2006.

     The strategic agreement is subject to CMS approval of CIGNA HealthCare’s Part D application. Additionally, subject to financing commitments to be fulfilled by NationsHealth, CIGNA HealthCare has committed to purchasing 303,030 shares of NationsHealth common stock and will receive a warrant to purchase approximately 2.9 million shares of NationsHealth common stock.

About NationsHealth, Inc.

     NationsHealth (Nasdaq: NHRX, NHRXW, NXRXU), headquartered in Sunrise, FL, was founded in 2002 to improve the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription discount services. The Company offers discount prescription cards, accepted at over 50,000 pharmacies nationwide. The Company currently has over 2,600,000 card members. In addition, NationsHealth provides home delivery of diabetes, respiratory and ostomy medical products to approximately 127,000 of its patients. NationsHealth is also the provider of diabetes supplies for Medicare beneficiaries at over 1,000 Kmart pharmacies. For more information please visit www.nationshealth.com.

About CIGNA HealthCare

     CIGNA HealthCare, headquartered in Bloomfield, CT, provides medical benefits plans, dental coverage, behavioral health coverage, pharmacy benefits, and products and services that integrate and analyze information to support consumerism and health management. “CIGNA HealthCare” refers to various operating subsidiaries of CIGNA Corporation (NYSE: CI). Products and services are provided by these operating subsidiaries and not by CIGNA Corporation.

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